EXHIBIT 99.3


                  *Opening Statement for All Colleague Meeting
                                November 25, 2002



Last Thursday the company announced a voluntary stock option exchange program. I will walk through some of the details of this program

Details of the program are still being finalized and the company has not commenced the program at this time. When we do commence the program, we will file with the Securities and Exchange Commission a Schedule TO and other documents related to the program.

Around mid-December, each colleague who hold options eligible under this program will receive a personalized information packet containing the Schedule TO and other documents filed with the SEC.

We encourage all colleagues to read these materials, as they will contain important information about the program.



*Read by Steve Dubnik, Chairman, CEO and President of Choice One Communications Inc. at the All Colleague meeting on Monday, November 25, 2002.